Event Name: Q3 2010 Computer Sciences Corporation Earnings Conference Call
Event Date: 2010-02-10

Participant: Operator;
Conference call speaker: Bryan Brady;CSC;VP of IR
Conference call speaker: Mike Laphen;CSC;Chairman, President and CEO
Conference call speaker: Mike Mancuso;CSC;VP and CFO
Participant: Darrin Peller;Barclays Capital;Analyst
Participant: Adam Frisch;Morgan Stanley;Analyst
Participant: Bryan Keane;Credit Suisse;Analyst
Participant: George Price;Stifel Nicolaus;Analyst
Participant: Karl Keirstead;Kaufman Brothers;Analyst
Participant: Ashwin Shirvaikar;Citi;Analyst
Participant: Sri Anantha;Oppenheimer & Company;Analyst
Participant: Tien-Tsin Huang;JPMorgan;Analyst
Participant: Steve Morteman;UBS;Analyst
Participant: Rod Bourgeois;Sanford C. Bernstein & Company;Analyst

+++ presentation
Operator: Good day, everyone, and welcome to the CSC fiscal year 2010 third-quarter earnings conference call. Today's call is being recorded. For opening remarks and introductions, I would like to turn the call over to Mr. Bryan Brady, Vice President of Investor Relations. Please go ahead, sir.

Bryan Brady: Thank you, operator. Good morning, everyone, and welcome to CSC's earnings call for the third quarter of our fiscal year 2010.

We hope you've had a chance to review our financial results, which were issued earlier this morning. With me today are Mike Laphen, our Chairman and Chief Executive Officer, and Mike Mancuso, our Chief Financial Officer.

As usual, this call is being webcast at CSC.com, and we've also posted slides to our website to accompany this discussion.

If you can turn to slide 2, there's the usual reminder that statements made during this call that are not historical facts may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially.

Additional information concerning these risks and uncertainties is contained in the Company's filings with the SEC. Copies of these filings are available from the SEC, from our website and from our Investor Relations department.

Slide 3 acknowledges that CSC's presentation includes certain non-GAAP financial measures. In accordance with SEC rules, a reconciliation of these metrics to GAAP metrics is included in the tables of the earnings release and in the appendix to our slides. Most documents are available for your review at the Investor Relations section of the CSC website.

Finally, I would like to remind our listeners that CSC assumes no obligation to update the information presented on this conference call, except, of course, as required by law.

So if you'll kindly moved to slide number 4, I'm pleased to turn the call over to Mike Laphen.

Mike Laphen: Thank you, Brian, and good morning, everyone. Our third-quarter results built upon the successful performance we delivered in the first half of the fiscal year. Despite a market that is still in recovery, we achieved both solid business and financial performance in the third quarter. We are particularly pleased with the continuing ramp-up in new business bookings, which we believe affirms the marketability and innovativeness of our expanding offerings and solution sets.

These offerings, coupled with our focus on selected high-growth sectors, have increased our opportunity pipeline, and positioned us for the accomplishment of our long-term financial objective of growth with improved profitability.

Slide 5 summarizes the major highlights of the third-quarter performance. We achieved significant new business bookings, delivered solid EPS growth, continued to expand our operating margins, held year-over-year revenue stable, delivered cash performance ahead of our plan, and most importantly, we continued to deliver real results and value to our growing list of clients.

Continually improving profitability has been a consistent objective of this management team. All three lines of business expanded operating margin sequentially, yielding an improvement of 110 basis points.

On a year-over-year basis, operating margin improved 15 basis points. This continued expansion derives from improved operational performance, recurring benefits from our cost structure improvement programs and ongoing proactive management of expenses. We anticipate that the net effect of these efforts will be margin improvement at the upper end of our target range of 25 to 50 basis points for the full fiscal year.

Revenue of $4 billion, net of a non-core disposition, was in line with our expectation and on track with our full-year guidance of $16 billion to $16.5 billion. We anticipate a ramping up of revenues in our fourth quarter with about half of the growth coming from seasonal productivity factors and the rest coming from a combination of existing contract growth and new business wins.

Mike Mancuso will have more in-depth review of our third-quarter results in his commentary.

Turning to slide 6 and new business bookings. As I said earlier, new business bookings continued at a robust pace, reflecting continuing demand for CSC's innovative solutions and mission-critical delivery. For the third quarter, we delivered bookings of $6.8 billion. This result is up $4.1 billion over last year's third-quarter performance and also up $2.2 billion sequentially.

Year to date through the third quarter, new business bookings totaled $14.9 billion, which puts us in an excellent position to meet or exceed our bookings guidance of $17 billion to $18 billion for the full year. In aggregate, new business awards give us a positive book-to-revenue ratio of 1.7 for the third quarter and 1.3 year to date.

Importantly, we are also growing our client base. Through the third quarter, we have signed over 96 new client accounts across our commercial businesses. Our strong book-to-revenue ratios and our expanding set of clients will contribute to the fiscal year '11 revenue growth profile.

Within our lines of business, our Managed Services Sector posted strong third-quarter bookings of $5.2 billion, including new client wins, as well as the extension and expansion of our work with Raytheon and Zurich Financial Services.

Through the end of the third quarter, MSS bookings totaled $6.6 billion. This is a 57% increase over last year's sum of $4.2 billion.

NPS bookings of $800 million were modest for the quarter, reflecting the delay of approximately $2.7 billion of awards expected to occur within our third quarter. These delays plus the additional delays from the protest of announced awards have elongated the federal procurement process for the industry as a whole. For CSC, these delays impacted both our bookings and our revenue for the quarter. However, year to date, through the end of the third quarter, NPS bookings of $5.7 billion in new business -- and achieved a constructive book to revenue ratio of 1.2.

Moving to slide 7, I would like to share our perspective on the market and comment on our business outlook. Across our global commercial businesses, we continue to see encouraging signs of market recovery. More specifically, the pipeline of our Managed Services business remained strong with about $14 billion in opportunities scheduled to be decided by the end of our fiscal year '11.

For the fourth quarter, we expect MSS to deliver continued new business success and positive sequential and year-over-year revenue growth. The outsourcing market, including application, appears stronger than it has been for the last two years. And we anticipate that clients' escalating concerns with vendor lock-in and their growing interest in trusted cloud, virtualization, hosting, and system management solutions and services will continue to fuel our bookings.

The growing concern and visibility regarding cyber security issues is also a significant opportunity for us. We are leveraging our considerable government expertise to assist commercial clients in the protection of their computing environments, networks, data and applications.

Our Business Solutions and Services line of business has, for the most part, remained stable with increasing signs of recovery in the transformation and application space. Overall, utilization has been stable for three quarters with an expected uptick in Q4. Pipeline activity is headed in a positive direction, although geographic markets are at different stages of recovery. Within EMEA, we're seeing a steady market in France and improving markets in the United Kingdom and the Nordics. Public-sector demand is particularly strong in the UK and France. Australia's economy appears to be back to its trend growth and Asia is leading the economic recovery. Economic uncertainties continue to impact the German and some US markets.

In Latin America, the integration of our recent acquisition in Brazil has been well received by customers in that market, and we recently closed two significant ERP integration contracts with Brazilian utilities. We also signed several ERP integration engagements in France with clients in manufacturing, pharmaceutical, and construction industries. We view these transformational initiatives as a constructive sign of market recovery.

For the fourth quarter, we anticipate that BSS revenues will show a positive growth sequentially and year over year. The degree of growth will be influenced by clients' confidence as they begin to execute their budgets within their new calendar years. We continue to believe the drivers for their budget initiatives will remain cost controlled and regulatory compliance, along with the gradual return to those transformational initiatives that improve competitive market position and grow their businesses.

Our NPS new business pipeline remains strong with some $21 billion of awards currently scheduled to be announced by the end of our fiscal year '11. Our pipeline includes 33 qualified opportunities over $100 million in value and provides us with a platform for revenue growth. Our initial evaluation of the newly released Obama budget renews our confidence that the breadth of our market footprint and our selected strategic focus areas should enable us to deliver continued growth as the administration's priorities shift spending profiles.

The administration has described spending in terms of two categories -- security and nonsecurity spending. Security spending will increase about 5% to $719 billion, while nonsecurity spending will decrease by about $5 billion or 1% to $441 billion. Our strong business base across all areas related to security will benefit as defense, intelligence and homeland security budgets remain intact or are increased.

In the nonsecurity area, most agencies' budgets are expected to be frozen. Here we see opportunities for growth by targeting initiatives in those specific areas where funding is provided. To illustrate, the new NASA budget realigns the manned spaceflight budget elements and directs funding towards research and development rather than building vehicles. This is a positive for service providers rather than for hardware platform providers.

Additionally, the science budget, particularly for earth sciences, is increased. We view climate change and the supporting science as a future growth area.

Lastly, major IT consolidation programs do not seem to be affected in any major way. Other civil areas offering growth potential for CSC include the whole range of health initiatives, among others.

The President's budget specifically included $79.4 billion for IT. Key projects in this portion of the budget include initiatives in cloud computing, cyber security, procurement transparency, performance management and data center consolidation. Our high-growth initiatives are well aligned with these specific areas of spending increases.

Within the new budget, there are proposed terminations, savings, and reductions affecting some 126 programs. These targeted areas of spending decline look to have little to no impact on our business.

Lastly, the administration's new budget proposal also calls for a significant increase in the size of the acquisition workforce, which will hopefully address the issues of procurement delays and protests I mentioned earlier.

Overall, we expect to see continued opportunity and success in the US federal market and an expanding presence in state and local markets. Led by our high-growth initiatives, we believe that the US public sector will continue to be a healthy, productive market for CSC. To that and, we expect NPS to deliver mid single-digit growth this fiscal year and mid to upper single-digit growth next fiscal year.

A few words on the NHS program. Within our NH program, we continue to deliver and expand our production operations. In the third quarter, three additional trusts went live on Lorenzo Release 1, bringing the total number of Lorenzo production sites to seven, with several more [in-flight].

For our healthcare solution for general practitioners, we now have over 1100 systems in production operations supporting over 50,000 -- 58,000 active users who provide care for over 15 million English citizens. As we discussed on our last call, we successfully went live with the Lorenzo Care Management at Bury. Our next significant NHS event is to plan deployment of Lorezno Care Management at Morecambe Bay. This is scheduled to occur towards the end of our fourth quarter and we are currently on track.

Lastly, we are in a discussion with NHS Authority regarding the government's announced intention to reduce the spending profile of their overall program. We expect to achieve an outcome regarding CSC's portion of the program that is constructive for all parties by the end of the fourth quarter.

Looking forward, our third-quarter results enable us to reaffirm our full-year guidance for all key financial metrics and to guide to the upper end of our EPS range. At this point, I'd like to turn the call over to Mike Mancuso for further detail on this quarter's financials, and for our outlooks for the fourth quarter and our full year.

Mike Mancuso: Thanks, Mike, and good morning, ladies and gentlemen. Before I get into the numbers, as most of you are aware, the timing of this year's press release and analyst call marks a significant departure from CSC's past practice. Historically, we have released our financial results at the end of the day, after the market close, and then almost immediately thereafter, initiated the call.

That, of course, did not allow much time for you to parse the numbers and formulate your questions. Hopefully, this current routine will help facilitate more targeted discussion. In any event, we certainly invite your feedback on the timing of this call.

Now, I'll get to the numbers. First of all, as Mike Laphen does, I feel very good about the quarter. We are on track to meet or beat all of the financial targets we set for ourselves this year. And as you will see, we are further strengthening the balance sheet and are very well positioned for next year.

If you will turn to chart 9, chart 9 delineates what we see as the more significant accomplishments in the quarter. Mike has already addressed the new business awards, so I won't dwell further on that except to suggest that this bodes well for our future revenue growth. As you can see, EPS of $1.36; that's about $0.11 higher than the top end of our guidance. I will have more to say about this.

Our tax rate for the quarter has dropped by roughly 8 percentage points from our previous estimate. And our annual rate will drop from our previously discussed 28% to 24%.

Sequential revenue stability. Sequentially for the first three quarters of this year, our revenue has been a constant at roughly $4 billion per quarter. And our third-quarter revenue is comparable to last year. We view this stable revenue as a positive in these difficult economic times. And as you'll see later, we do anticipate meaningful revenue growth in our fourth quarter.

Operating income growth and margin rate improvement. Operating income is up both sequentially and year over year, and the same is true of our margin rate. And we remain on track to achieve the high end of our full-year guidance.

Now if you will turn to chart 10, revenue by line of business, you can see the third-quarter sector revenue this year is comparable to last year. In NPS, the delayed new program starts and protests have slowed growth. MSS, slightly higher than last year, has been able to offset the impact of contract completions and scope reduction by troubled clients.

And BSS, most impacted by the economic downturn, is holding its own, and in fact, has been able to offset about a $40 million reduction in revenue due to having sold our value-added reseller business in Hong Kong at the end of last year.

Chart 11 shows income by line of business. MSS and BSS are comparable to last year with the uptick provided by NPS. Roughly 1 full percentage point of NPS's margin, or about $14 million, is attributable to a net one-time pickup from a contract modification.

Anticipating questions along these lines, I can tell you that we do expect further margin rate expansion in MSS and BSS in the fourth quarter, coupled with revenue growth. And as I said earlier, we also expect to meet our 25 to 50 basis point margin improvement goal for this fiscal year, more likely closer to a 50 basis point gain.

Chart 12, selected financial information, gives you the snapshot high level P&L. Increased operating income and $11 million favorable swing in other income and a tax rate change drive the EPS growth.

Chart 13, the selected balance sheet items, the short message on this chart is that we have more cash, improved receivables, less debt, and our debt to capital ratios have improved.

Chart 14, which displays our days receivable outstanding, or DSOs, reflects the continuing improvement in receivables. In absolutes, we are five days better than last year. On average, six days better, and thus in position to meet our annual goal of at least a five-day reduction.

Chart 15, selected cash flow items. What this chart doesn't show is where we are relative to our internal plan. We are almost $200 million favorable to our internal plan and expect to meet our full-year goal of free cash flow at or above 90% of net income. As you can see when compared to last year, net earnings are higher, depreciation is lower, capital expenditures are also lower. The non-receivables portion of working capital has increased, and that's predominantly work-in-process lower advances, and accrued expenses.

And to reiterate, we fully expect to meet our annual cash flow guidance of free cash flow in excess of 90% of net income. Now that brings us to chart 16 and a discussion of EPS, including a forecast for the fourth quarter.

If you will focus on quarter three, you can see the $1.36 result, and as indicated below the bar, our guidance was between $1.20 and $1.25. So we exceeded the high end of our guidance by $0.11.

Looking ahead to quarter four, we are forecasting $1.37, which is within our guidance. Now, included in the $1.37 estimate are two unrelated discretionary actions that, when combined, lower EPS by approximately $0.33. You can see on the bar, and as I understand, it may be difficult to see from the webcast charts, the very top end of that fourth-quarter bar. Would have been higher than the $1.37 by about $0.33 if we did not intend to execute these discretionary items.

The two items I refer to as discretionary are a discretionary contribution of $25 million to our 401(k) plan and the early retirement of $500 million of 7+3/8% coupon term notes that are otherwise due in June of 2011. We have considered the 401(k) contribution throughout this year, and it was embodied in the contribution guidance we discussed on this call in May of last year, when we announced the freeze of our US defined benefit plan.

The debt retirement increases interest expense in the fourth quarter by about $45 million and lowers FY '11 interest expense by a comparable amount. Whether or not we replace that debt with additional borrowings next year is yet to be determined, as we are working our way through our FY '11 detailed financial plans.

So if you will now turn to chart 17, it reflects a full-year EPS of $4.98, which is at the high end of our guidance.

Chart 18 is the detailed P&L for the year, with a year-to-date actual on the left through the third quarter and the details of our fourth-quarter estimate. For the fourth-quarter estimate, operating income and interest expense are highlighted. Revenue for the quarter is estimated at $4.4 billion, roughly a 10% sequential increase, and 7% above fourth quarter of last year. OI income of $445 million is net of the $25 million discretionary 401(k) contribution.

Interest expense of $91 million includes the $45 million additional debt retirement-related interest expense.

The far right-hand column details our full year. Revenue, margin rate and EPS are all well within the guidance parameters we have shared with you throughout the year.

Now, as far as next year is concerned, we think we are postured for meaningful revenue growth as the economic recovery continues. We do not intend on this call to offer any specific guidance or commentary regarding next year. That will come in our May call when we wrap up this year and offer guidance on next year.

Internally, we are in the early phases of our FY '11 detailed budget preparation, and that exercise will be completed in late March. However, there is one important aspect affecting next year that you should incorporate into your thinking.

This year, our effective tax rate is roughly 24%. Next year's rate will likely be in the low 30's. 32% is probably a good number for now. Accelerating this term debt payoff will reduce interest expense next year, assuming for the moment no additional borrowing, somewhat offsetting the effect of the tax rate increase. So please keep that in mind as you think about next year.

So on chart 19, going into the fourth quarter, we feel good about this year and are well-positioned going into next year. And to reiterate, we do expect to meet all the FY '10 financial guidance we set out earlier this year with more value to come.

So with that said, I will turn it back to Bryan to begin the questions.

Bryan Brady: Thank you, Mike. We're now ready to move into the Q&A session. Operator, could you please advise the participants of the instructions for asking questions?

+++ q-and-a
Operator: (Operator Instructions). Darrin Peller, Barclays Capital.

Darrin Peller: I would like to touch first on the margin improvement. I think it was pretty impressive and consistent throughout the year. And just maybe, Mike, you can give a little more color as to the detail around the change sequentially and year over year and really give us a sense of what is left for next year?

Mike Mancuso: Well, certainly we are -- thank you, Darrin. Certainly, we will not -- do not intend to rest on our laurels. I think we outlined for the folks that had attended our investor conference last November that we fully expected to continue the march toward margin improvement in the coming years and that we would target something to the tune of about another 25 or 50 basis point improvement going forward. It's obviously -- I don't think it's any one element, but it's every element of our performance from the large-scale things that we can control to improved execution, better managed travel expense, space reductions across the world as we continue our analysis of our space needs, etc., etc.

It's really a number of things across all the spectrum. Better activities around capitalization. We will keep an eye on the interest rates next year. So, our efforts are concentrated on that which is in the operating income side of things, and those items between operating income and net income that we can affect by prudent action. So, I hope that's -- it's kind of a general answer, but that's kind of where we are.

Mike Laphen: I would just add to that, Mike, that I think you also need to look in the context of the business mix, and particularly with the new business levels that we are winning, we will be infusing that revenue stream. And, that will come at a better margin and also will reflect and enhance our ability to increase our offshore mix of employees, which, today, is around 32, 33%. And we've set ourselves a target of 50% over the three-year period. So, good opportunity to improve the margin through the mix of business as well.

Darrin Peller: All right, thanks. And then another question on the -- the next quarter, your discretionary items, you alluded to around the 401(k) plans and the debt extinguishment. Your guidance suggests that you will have over $800 million -- at least the $800 million of free cash next quarter alone. And that I guess takes into account those two items as well?

Mike Mancuso: The debt -- the discretionary, yes. The debt repayment would be outside free cash flow and investing activities. So the $800+ million would be mildly impacted by the $25 million 401(k) contribution. The other debt repayment and investing activities are not necessarily part of the free cash flow calculation.

Darrin Peller: Okay. And those two items are really just sort of one-time in nature other than maybe the benefits of the debt repayment going forward?

Mike Mancuso: Yes, that's correct.

Darrin Peller: Very helpful, guys. Thanks a lot.

Operator: Adam Frisch, Morgan Stanley.

Adam Frisch: Thanks. Good morning, guys. I wanted to address the bookings pipeline a little bit. Obviously, the third quarter was solid, but what are the next few quarters looking like? Do you think you can get into the $4 billion to $5 billion range near term? And will the mix change at all between the different business segments?

Mike Laphen: Well, as I said, we targeted $17 billion to $18 billion for the full year, so that requires another good quarter in the fourth quarter, which we anticipate. And we believe we have opportunity to exceed that $17 billion to $18 billion level. So looking to next quarter, we think it should be a pretty good quarter and a very good year.

Going beyond that, the pipelines are robust. The pipelines are robust in the outsourcing arena, particularly. They are also robust in our public sector business. So, the outsourcing, as you know, can be bumpy by quarter, so I am reluctant to say quarter by quarter it's going to be the $4 billion to $5 billion because you do get lumps with some of the outsourcing. But from what we see, near-term, it looks good for us; I would say very good. And on a more extended range, we like what we see in the pipeline.

Adam Frisch: Just to add to that, on the discretionary side, especially in BSS, we are seeing a pickup there in small projects. It's not pre-crisis levels, but we're definitely seeing a pickup on the discretionary side. Can you talk about BSS as well? And then maybe Mike Mancuso, you can wrap this part of the conversation up with, can you still increase margins by 25 bps to 50 bps if more of your bookings may be coming from NPS and OS, which I think are lower margin than some other areas?

Mike Laphen: Well, just to talk to the BSS, the activity is picking up. We are projecting higher utilization in the fourth quarter. I think I alluded to that in my commentary. We do see increased interest in the transformational opportunities. I think we're going to continue to see how this plays out, so we are cautiously optimistic I would say in the BSS space. As I said earlier, it's been stable for three quarters. We expect the uptick in the fourth quarter, and hopefully that trend or slope will continue.

Mike Mancuso: And Adam, this is Mike Mancuso. Certainly, BSS is -- we're guardedly optimistic. Obviously, the pickup will come. Right now there's a significant amount of competitive pressure within BSS, etc. But, we think that that would increase business and what we have to offer that we can win new business in BSS at very favorable margin rates and continue our march towards low single-digit margin rates, certainly in BSS in the coming quarters.

Adam Frisch: Okay, sounds good. If I could just sneak in one more before turning it over. The offshore players are making some pretty solid headway into the infrastructure business with their RIM offerings. Cognizant spoke about it yesterday. Other players have spoken about it on the earnings season calls. How does CSC counter the push from the India-based firms into RIM and what impact are you seeing in pricing so far? Thank you.

Mike Laphen: Well RIM is nothing new for us. We've been doing remote infrastructure management for a long time. We've been doing it from a global perspective, so my perspective, position, is that we are significantly ahead of the Indian field placement. Frankly, we think they have a long way to go to be able to be a real global provider of RIM. So, you know they're there. I'm sure they will be aggressive competitors, but clearly, with the bookings that we are showing right now, we are not being negatively impacted by whatever actions are doing out there.

Adam Frisch: Okay, thank you.

Operator: Bryan Keane, Credit Suisse.

Bryan Keane: Good morning. Just looking at the $4.4 billion revenue guidance for the March quarter, that was a little higher than I anticipated. Turns out to be about 7% year-over-year growth. I guess, how much of that is constant currency and how much will that be FX growth?

Mike Mancuso: I don't have that answer off the top of my head, Bryan. It's -- we'll have to get back to you with that one. You caught me cold on breaking down that forecast by currency.

Bryan Keane: Yes, I guess another way to look at it, I think NPS is expected to be -- to grow mid to high single digits in the fourth quarter. In order to get to $4.4 billion, it looks like both Managed Services and Business Solutions Services need to grow high single digits? Or does one grow faster than the other when we look at the fourth quarter?

Mike Mancuso: Well, let me first of all remind you that there are some NHS milestones in the fourth quarter that will bring with it revenue recognition. So that has some influence, not total, by any stretch, influence on the BSS number. As Mike had indicated, those milestones and those performances are on track, so we fully expect to achieve that.

So, the stretch on the other parts of the business -- I mean there are start up activities in MSS, including the new awards that we had talked about, the efforts beginning on those new awards, etc. So, to give you some comfort, we have detailed insight into the projections for the quarter. We already have January under our belt so to speak. So, we are confident that that $4.4 billion is achievable for the quarter.

Bryan Keane: Okay. And should we expect MSS or BSS to grow faster than the other or equal? Or just trying to figure out the modeling aspect here.

Mike Mancuso: Well, I think probably with the NHS influence, BSS should grow a little bit more in the quarter. And NPS will have a significant growth in the quarter. Probably the one that will grow the least in the quarter percentage-wise would be MSS. So kind of look at NPS and BSS as the bigger contributors to revenue growth in the fourth quarter.

Bryan Keane: Okay, that's helpful. And then, Mike, you talked about the UK government -- having discussions with them about potential reduction in NHS spend. What are the potential outcomes? We've heard a lot in the press there, but you said you discussed it over the quarter. But, where is this going to lead, or any hints that would be helpful?

Mike Laphen: Let me just say that the government has publicly said that they would like to reduce the program, the total program, not just our piece, but all the vendors piece, as well as the internal spend. Down about GBP600 million over the life of the program.

So, we are working with them on a portion of that with us. I think it's a very constructive engagement. And at the end of the day, I think we're going to work something out that satisfies their needs as well as ours. So -- and that's the way we bought into this. So we recognize that they need some fiscal savings. And they realize that we've made investments and commitments in line with the start of this contract.

So, again, as I said during the comments, I think it's going to be a constructive outcome. And I don't think you should -- if you take it in the context of the whole scale of this contract, and the length of this contract, I guess the only thing I could suggest to you is I would not overreact as to any expectations here.

And then you got to put it in the context that there's an election coming up over there. There's a lot of political rhetoric. If you'll recall back to our election and all the rhetoric that went on and all the promises that were made and what level they're coming to be true at this point in time, you know, I think you just got to keep all that in perspective when you talk about NHS. So we are feeling confident about where we are. We are encouraged that we are on track with another critical milestone, and I think we have an extremely good working relationship with the client.

Mike Mancuso: And Bryan, this is Mike Mancuso again. Let me come back to your question on the growth in the quarter and constant currency. With the good help of the folks in the room, we have pulled out the number. There's about 1% of the fourth-quarter growth -- just something above 1% in constant currency growth in the quarter.

And, just to add to that, to kind of take the whole year in perspective, our best guess for the full year is that our revenue would have declined for the full year in constant currency, something less than 3%. And in this environment, we feel very, very good about that.

Bryan Keane: Okay, that's helpful. Last question for me, Mike, is on the tax rate, it's been below 30% all year. And it seems like you continue to surprise on the tax rate. What would be the reasons why tax rate would go up to the low 30%'s since it's been in the kind of the mid to low 20%'s all year? Thanks.

Mike Mancuso: Well, this year we've had the benefit of a number of non-recurring items, one of which is some net operating losses out of our international area, particularly in Germany, that don't repeat next year. So, that's probably, if there's one single thing across many individual initiatives, the impact of those German NOLs won't repeat next year. But you know, when you think about the aggressiveness of the states and tax rates going forward and so on and so forth, 32% is not too shabby.

Bryan Keane: No. All right, great. Thanks a lot and congratulations.

Operator: George Price, Stifel Nicolaus.

George Price: Thanks very much. Can you hear me okay? Great.

Wanted to just follow up if I could, a couple things. First, on the cash flow, I guess cash flow in the quarter, worse than expected. And I apologize if you went over this at some point. But, Mike, what happened? Was it timing issues? Was it NHS? Can you get a little bit more specific on what usually is a more -- a stronger quarter seasonally for cash flow?

Mike Mancuso: Well worse than expected; beauty is in the eye of the beholder. It wasn't worse than we expected. It's actually better by a couple hundred million dollars to our internal plan. Year-over-year comparisons of cash flow are difficult, obviously, particularly when you have significant swings in milestones that may or may not occur in a given quarter. So, if we surprised in the negative, we're sorry about that, but we're very comfortable around the cash in the quarter, and encouraged, if I might add the word, in terms of our ability to meet our full-year guidance. So, there was nothing aberrational there that we hadn't anticipated.

George Price: In terms of the improvement that you expect and that's implied in the guidance next quarter, obviously, there is -- if you look back, seasonality is a big factor in the fiscal fourth quarter. You know, are -- I guess other drivers would be expected milestone payments related to NHS with Morecambe Bay. Any other milestones? Any other timing issues that you can elaborate on?

Mike Mancuso: No; probably a single event, if you can say that in a quarter, that would be a contributor of course will be the NHS milestones, and advances that will come with that execution. But, that's a portion of it, but certainly not the entire portion. As a matter of fact, it's well less than 50% of the cash in the fourth quarter. It's just deliveries and some seasonality. But, other than NHS milestones, nothing aberrational in the quarter.

George Price: Okay. In terms of demand, I wanted to follow up on one thing that you said around BSS, especially around larger transformational opportunities. You know, you said that it's been kind of stable and you know you are seeing some more activity and I guess some improving interest. But it sounds to me that in terms of the actual getting new deals, spending started in deals done, it sounds like maybe the pickup has been progressing maybe a little bit slower than you thought coming into this year. Is that fair?

Mike Laphen: No, I wouldn't characterize it that way. To be honest, in that particular area, we weren't all that optimistic on when the activity would pick up. So, I guess from our perspective, we're starting to get some of the bookings, and I referred to some of them; and some of the global, for instance, the ones I talked about in France and Brazil and elsewhere in different markets. So, I think it really varies by geographical market. I would say that first and foremost. But, I would say that it's a bit up more than we expected. But I don't want to give the impression that I think it's robust by any means. I think we still have a good ways to go. It's a positive slope, but it's not indicating that things are back to normal, if you will.

George Price: Okay. Last question is the two discretionary items, were they originally into guidance? Or have they been in guidance recently? Or are you basically just using the opportunity of the lower tax rate to kind of knock these out? Thanks.

Mike Mancuso: The discretionary 401(k) contribution, as I said, was embodied in our guidance throughout the year. The tax rate improvement gave us some latitude in terms of being able to address the debt repayment opportunity; but also the credit markets have also stimulated our interest in paying down that 7% debt. And should we need to borrow next year for whatever needs, we can borrow at a much cheaper rate than what we're currently paying on that debt. And there is a minor improvement arbitrage-wise with the early payment, not astounding by any stretch, but also presents an opportunity.

Bryan Brady: Okay, thanks, George. Operator, we're just a little bit concerned about the time available. So I wonder if we could just ask the questioners if they could please restrict themselves to one question so that they can all get an opportunity.

Operator: (Operator Instructions). Karl Keirstead, Kaufman Brothers.

Karl Keirstead: Thanks for taking my question. Mike, this one is about the March quarter operating margin improvement. CSC has had up year-over-year adjusted operating margins, it seems, almost every quarter for the last couple of years. But your guidance for 10.1% operating margins, and then even if we add back the $25 million of 401(k) contribution, it feels like it's going to be down from the 10.9% from last year. So, I just want to get a sense for whether there's anything in the March quarter beyond that 401(k) contribution that might sort of break the streak of up year-over-year margins. Thanks.

Mike Mancuso: The quick answer, Karl, is no, I can't think of anything other than the 401(k) contribution in the quarter. Last year, just to be specific, I think the margin rate was 10.86%. And this year, excluding the discretionary $25 million, the number would be 10.68%. So slightly down, if you will, but again, it's a mix issue if it's anything. There's nothing unique in there. So, nothing that we can think of at this point that is unusual.

Karl Keirstead: Okay, great. Thank you.

Operator: Ashwin Shirvaikar, Citi.

Ashwin Shirvaikar: I wanted to go back to the growth question, and if you could break out your bookings to date, by renewals versus new logos? And then, talk about the -- as new logos potentially become a bigger part of future bookings, what kind of an impact do you expect that to have on both CapEx, working capital margins? Thanks.

Mike Laphen: Okay, well let me -- the way we look at it is new logos and new, specific expanded works for an existing logo. And, of the bookings today, which of $14.9 billion, about 75% of that would go into our new category, and about 25% would be included on our re-compete or follow-on business, if you will.

Bryan Brady: Thanks, Ashwin.

Mike Mancuso: Ashwin, it's pretty difficult at this point to give you any detail around how those bookings break down and how they might affect CapEx or working capital and margin. Certainly, the outsourcing contracts would carry more of a working capital requirement than the consulting awards or the government awards kind of thing, so you can think of it in that sense.

Margins, again, we're talking about margin rate improvement next year to the tune of 25 or 50 basis points. That will come from across-the-board execution improvement. New business carries with it more attractive margins and challenges for us to be able to deliver those margins.

Mike Laphen: I would just add that as we assess the desired ability to pursue a new business opportunity, the capital intensity is taken into consideration and how that fits into our overall corporate picture. So, there's deals that we are walking away from time to time because they are too capital-intensive. So, that's right in our forefront, and we pay attention to that.

Ashwin Shirvaikar: Thanks, Mike.

Operator: Sri Anantha, Oppenheimer.

Sri Anantha: Thank you and good morning. Mike, in the analyst day, you talked about a certain portion of future growth would be coming from acquisitions. Could you just say where does that list in the priorities as you look at fiscal year '11, especially with operations now being stabilized? And just one question on the bookings. Is there any reason, given your comments about pipeline, that your bookings for the next fiscal quarter would be less than $3 billion? Thank you.

Mike Laphen: Well, let me talk about the acquisition first. As I said at the Investor's Day, we are back into acquisition mode. We feel very good about our balance sheet; feel it's strong; feel the cash flows are consistent and solid. So we've put a target out there of about 2% to 3% growth as a result of acquisition. And that's 2% to 3% a year. Now, it may not necessarily all happen in one year in a 2% to 3% or it may overlap a little bit. But just in general terms, that's our target -- 2% to 3% of acquisitive growth per year, and we're active on that.

Operator: Tien-Tsin Huang, JPMorgan.

Tien-Tsin Huang: Thanks. Just a real quick one. Can you give us an idea of what percent of revenue is coming from NHS now? And is it reasonable to assume that it could contract a bit in fiscal '11?

Mike Laphen: Unfortunately, I cannot give you that visibility as a result of our contract terms. So I apologize, but unfortunately, we can't get into that.

Tien-Tsin Huang: I understand. How about another just a quick one then. On free cash flow, is there a chance that we might see a little smoother performance quarter to quarter next year with free cash flow?

Mike Mancuso: We're certainly working on it. It takes some time to obviously restructure contracts and reorient milestones etc., etc. But, we are working on it very diligently and I'm not going to stand up here and preach success at this moment. But in future quarters, over time, I think you will see a dramatic change in our quarterly cash flow profile. How quickly that comes, I'm not quite ready to commit specifically.

Tien-Tsin Huang: Okay. That'll be great. Thanks.

Operator: Jason Kupferberg, UBS.

Steve Morteman: Hey, guys. This is Steve [Morteman] in for Jason.

During the Q2 call, you guys mentioned that we should expect a smaller CapEx run rate. Which areas are you guys cutting back the most from? Would it be traditional property or is it software and outsourcing contracts? Thanks.

Bryan Brady: Jason, we don't hear you too well. Maybe you could repeat that.

Mike Mancuso: Steve, your question was breaking up and we did not get it. Would you try it again please?

Steve Morteman: Yes. Sorry. Can you hear me okay now?

Mike Mancuso: Yes. You may be too close to your phone or your microphone because it's kind of breaking up a little bit, so go ahead.

Steve Morteman: Okay. During the last call, you guys mentioned that we should expect a lower CapEx run rate going forward. I was just wondering, what part of the CapEx are you guys targeting to lower? Is it traditional property and equipment or is it software and outsourcing contracts?

Mike Laphen: Initially it would be the -- and thank you for repeating the question. It would be more oriented, as Mike said, toward some of the outsourcing opportunities that are extremely capital-intensive with very deferred and late longer-term recoveries on the initial investment. Those are the kinds of things we're looking at extremely carefully, and probably the primary targeting area in terms of reduced CapEx spending.

And we're also looking at variations of -- with the clients on how we can minimize CapEx investments, and that includes obvious things like leasing opportunities and more innovative ways of refreshing assets, etc., etc. So it's across the spectrum, but outsourcing contracts would probably get the primary focus.

Steve Morteman: Thank you.

Operator: Rod Bourgeois, Bernstein.

Rod Bourgeois: Just real quick on the NHS contract, I know we're multiple years into this deal, and I think it's generally been a cash draining contract so far. Could you give us an update on what type of cash flow you are expecting from NHS in fiscal '10? And if you can't specify the exact number, can you just give us a direction on whether it's positive or negative?

And then assuming the NHS program gets truncated, and there's clearly some political momentum behind that idea, will that affect at all your longer-term financial targets for margin expansion and free cash flow improvement in any way?

Mike Mancuso: Well, Rod, let me take the first part of it and I will let Mike Laphen address the longer-term aspects of NHS.

Relative to the cash flow performance of the program, FY '10, we will be cash neutral by the end of the year on NHS. Now, obviously if you followed, as you have, our detailed 10-Q filings, you know that our investment in NHS through the first two quarters has increased. You'll also note, when you read this particular Q for the third quarter, there is another modest increase in our investment in the NHS program. By year end, we expect to be back to about where we were at the beginning of this year or the end of last year. The program is coming through in the development cycle. It will turn into more of the -- obviously the delivery and non-development phase of the program. But let me throw it back to Mike to color the NHS program.

Mike Laphen: Rod, I guess I would just say I, we, have no reason to change our projections and guidance that we gave at the Investors Day in terms of growth and margin improvement. If anything, we've put another quarter in the record books that points in that direction and as we said, we are forecasting for the fourth quarter and the full year to point in that direction.

I think we continue to make excellent progress on NHS. It's getting more and more embedded into the NHS system. And I think they're just going to continue on in some reduced way. But at this point, we have no reason to believe that we need to change the guidance we've given The Street relative to it.

Rod Bourgeois: All right. And if I can just -- a quick follow-on on that. With your free cash flow being cited as above your plan year to date, and since NHS is on track and you are getting at least a five-day reduction in DSOs, shouldn't that put your free cash flow in fiscal '10 above your net income rather than just at kind of the 90% mark?

Mike Mancuso: Hey, Rod, we'll see how the fourth quarter comes out.

Rod Bourgeois: All right. Thanks, guys.

Bryan Brady: Operator, I think we're ready to close down now. And I wonder if I can pass the call over to Mike Laphen for his closing remarks.

Mike Laphen: Thank you, Bryan, and thank you for everyone for participating as again, as Mike said in his opening remarks, we obviously adjusted the starting date, starting time for this meeting and we would appreciate your feedback on whether that works for you or against you. We did some initial soundings and it sounded like it would work better for the community.

So we're -- I think you can hear from our tone, we are pleased with the third quarter. We look forward to concluding our fourth quarter and closing the books on a successful fiscal year '10 and looking forward to fiscal year '11 on a positive note. With that, I will conclude and talk to you in May. Thank you very much.

Operator: This does conclude today's conference. Thank you for your participation.